FOR IMMEDIATE RELEASE                      Contact: Erin Gaffney 212-840-4771
                                           Web Site: www.hartmarx.com


        HARTMARX COMPLETES ACQUISITION OF CONSOLIDATED APPAREL GROUP


         CHICAGO, August 13, 2001 - - Hartmarx Corporation (NYSE: HMX) today announced the completion of its acquisition of the Consolidated Apparel Group, a diversified marketer of men's sportswear headquartered in New York City.

         Elbert O. Hand, chairman and chief executive officer of Hartmarx, commented, "We are very excited to have Consolidated Apparel Group as part of the Hartmarx family. Its wide range of sportswear offerings are sold at price points and serve distribution channels which complement our current sportswear lines. Consolidated's revenues have been growing, now exceeding $50 million annually, and its results are expected to have a positive impact on Hartmarx earnings," Mr. Hand concluded.

         Perry Wolfman, principal owner of Consolidated, will continue as president, reporting to Homi B. Patel, Hartmarx president and chief operating officer. Consolidated's management team will continue to report to Wolfman. Mr. Wolfman added, "We are very pleased to be associated with Hartmarx and its well-regarded reputation for manufacturing and marketing of quality branded apparel products. Our affiliation with Hartmarx going forward will best enable us to achieve our sales and earnings growth objectives."

         Hartmarx produces and markets business, casual and golf apparel under its own brands including Hart Schaffner & Marx, Hickey-Freeman, Palm Beach, Coppley, Cambridge, Keithmoor, Racquet Club, Pusser's of the West Indies, Royal, Brannoch, Riserva, Sansabelt, Barrie Pace and Hawksley & Wight. In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Kenneth Cole, Burberry's men's tailored clothing, Pringle of Scotland, Bobby Jones, Jack Nicklaus, Claiborne, Evan-Picone, Pierre Cardin, Perry Ellis, KM by Krizia, and Daniel Hechter. The Company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.

         The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements could be significantly impacted by such factors as the level of consumer spending for men's and women's apparel, the prevailing retail environment, the Company's relationships with its suppliers, customers, licensors and licensees, actions of competitors that may impact the Company's business and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the Company has no control. The reader is also directed to the Company's periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company's results of operations and financial condition. Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.